EXHIBIT 99

PRESS RELEASE

GE TO CREATE SIMPLER, MORE VALUABLE INDUSTRIAL COMPANY
BY SELLING MOST GE CAPITAL ASSETS; POTENTIAL TO RETURN MORE THAN $90 BILLION
TO INVESTORS THROUGH 2018 IN DIVIDENDS, BUYBACK & SYNCHRONY EXCHANGE

•	High-value industrials to comprise more than 90% of GE earnings by 2018
•	Plans to retain financing "verticals" that relate to GE's industrial businesses
•	Announces sale of GE Capital Real Estate assets for approximately $26.5 billion
•	Will work with regulators to terminate GE Capital's SIFI designation
•	GE to take approximately $16 billion after-tax charge in 1Q'15, $12 billion non-cash
•	Industrial businesses remain on track for operating earnings per share of $1.10-$1.20 in 2015, in line with expectations
•	GE expects to get approximately $35 billion in dividends from GE Capital from this plan
•	Board authorizes new buyback program of up to $50 billion

FAIRFIELD, Conn. – April 10, 2015 – GE [NYSE:GE] today announced that it will create a simpler, more valuable company by reducing the size of its financial businesses through the sale of most GE Capital assets and by focusing on continued investment and growth in its world-class industrial businesses.

GE and its Board of Directors have determined that market conditions are favorable to pursue disposition of most GE Capital assets over the next 24 months except the financing "verticals" that relate to GE's industrial businesses.  Under the plan, the GE Capital businesses that will remain with GE will account for about $90 billion in ending net investments (ENI) excluding liquidity – about $40 billion in the U.S. – with expected returns in excess of their cost of capital.

"This is a major step in our strategy to focus GE around its competitive advantages," GE Chairman and CEO Jeff Immelt said.  "GE today is a premier industrial and technology company with businesses in essential infrastructure industries.  These businesses are leaders in technology, the Industrial Internet and advanced manufacturing.  They are well-positioned in growth markets and are delivering superior customer outcomes, while achieving higher margins.  They will be paired with a smaller GE Capital, whose businesses are aligned with GE's industrial growth."

"The successful IPO of GE's retail finance business, Synchrony Financial, and other recent business exits have demonstrated that our financial services assets can be more valuable to others," said GE Capital Chairman and CEO Keith Sherin.  "GE Capital's businesses are excellent, and this is a great market for selling financial assets. Our people are world-class.  We are confident these businesses will thrive elsewhere."

As part of the execution of this new plan, GE announced today an agreement to sell the bulk of the assets of GE Capital Real Estate to funds managed by Blackstone.  Wells Fargo will acquire a portion of the performing loans at closing.  The Company also has letters of intent with other buyers for an additional $4 billion of commercial real estate assets.  In total, these transactions are valued at approximately $26.5 billion.
Under the plan, GE expects that by 2018 more than 90 percent of its earnings will be generated by its high-return industrial businesses, up from 58% in 2014.
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In 2015, GE's industrial businesses remain on track for operating earnings per share of $1.10-$1.20, up solid double digits, in line with expectations.  "With sustainable growth, investments in competitive advantage, productivity programs and the addition of Alstom, we expect this performance to continue in the future," Immelt said.  "We will focus our efforts on these businesses."

Immelt added, "We are completing another definitive and important move to reshape GE for the future. GE is a fast-growth, high-tech industrial company, built on the capabilities of the GE Store. The team is executing a detailed plan to boost margins and returns. We are allocating capital to grow the Company and benefit investors. Our best days are ahead."

Creating Value in GE Capital
GE Capital has been an important part of the history of GE.  However, the business model for large, wholesale-funded financial companies has changed, making it increasingly difficult to generate acceptable returns going forward.

GE will retain its "vertical" financing businesses – GE Capital Aviation Services, Energy Financial Services and Healthcare Equipment Finance – that directly relate to its core industrial businesses.  The assets targeted for disposition, in addition to Real Estate, are most of the Commercial Lending and Leasing segment, and all Consumer platforms, including all U.S. and international banking assets.

These businesses represent roughly $200 billion in ENI.  Since 2008, GE has reduced GE Capital's ENI from $538 billion to $363 billion at the end of 2014.  The separation of Synchrony Financial, which is targeted by the end of 2015, and other recently announced dispositions, account for another $75 billion in ENI reduction (the Synchrony separation is subject to regulatory approval).

There is potential to return more than $90 billion to investors in dividends, buyback and the Synchrony exchange through 2018.  The exits of the targeted GE Capital businesses should release approximately $35 billion in dividends to GE (subject to regulatory approval), which, under GE's base plan, are expected to be allocated to buyback; this is in addition to the impact of the Synchrony exchange and ongoing dividends.  The GE Board has authorized a new repurchase program of up to $50 billion in common stock, excluding the Synchrony exchange.  GE expects to reduce its share count to 8-8.5 billion by 2018.  These actions would still allow room for opportunistic "bolt on" acquisitions in GE's core markets.  GE also said it plans to maintain its dividend at the current level in 2016 and grow it thereafter.

Working with Regulators
GE has discussed this plan, aspects of which are subject to regulatory review and approval, with its regulators and staff of the Financial Stability Oversight Council (FSOC).  GE will work closely with these bodies to take the actions necessary to de-designate GE Capital as a Systemically Important Financial Institution (SIFI).  "We have a constructive relationship with our regulators and will continue to work with them as we go through this process," Immelt said.

Financial Details
Approximately $16 billion of after-tax charges are expected to be recorded in the first quarter of 2015 in connection with the plan – of which about $12 billion are non-cash.  The charges include taxes on repatriated earnings, asset impairments due to shortened hold periods, and charges on businesses held for sale, including goodwill allocation.

GE expects that the earnings impact of the GE Capital exits will be offset by the buyback over the exit period.

GE will execute this strategy using an efficient approach for exiting non-vertical assets that works for GE and for GE Capital Corporation (GECC) debtholders and GE shareholders.  An element of this approach involves a merger of GECC into GE and the creation of a new intermediate holding company for GECC businesses.

GE has amended its income maintenance agreement to guarantee all tradable senior and subordinated debt securities and all commercial paper issued or guaranteed by GECC.  The guarantee will replace the current income maintenance covenant.  GE will maintain substantial liquidity and capital through the transition and does not expect
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to issue incremental GE Capital long-term debt for at least five years.  Commercial paper will be further reduced to approximately $5 billion by the end of 2015.

"We are proud of the GE Capital team, the outstanding businesses that GE Capital employees have built, and how they have delivered for customers and shareholders over many years," said Immelt.  "The GE Capital team has displayed great resiliency, facing tough cycles and driving strong results."

J.P. Morgan and Centerview Partners have provided financial advice to GE, and Bank of America provided advisory services.  Weil, Gotshal & Manges, Davis Polk, and Sullivan & Cromwell provided legal advice.  For the Real Estate deal, Bank of America and Kimberlite Advisors provided financial advice and Hogan Lovells provided legal advice.

GE will discuss this announcement on a webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts will be posted on our website for your review prior to the call.

About GE
GE (NYSE: GE) imagines things others don't, builds things others can't and delivers outcomes that make the world work better. GE brings together the physical and digital worlds in ways no other company can. In its labs and factories and on the ground with customers, GE is inventing the next industrial era to move, power, build and cure the world. www.ge.com

GE's Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE's Facebook page and Twitter accounts, including @GE_Reports, contain a significant amount of information about GE, including financial and other information for investors.  GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Caution Concerning Forward-Looking Statements:

This document contains "forward-looking statements" – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan; expected income; earnings per share; revenues; organic growth; margins; cost structure; restructuring charges; cash flows; return on capital; capital expenditures, capital allocation or capital structure; dividends; and the split between Industrial and GE Capital earnings. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with our announced plan to reduce the size of our financial services businesses; our ability to complete incremental asset sales as part of this plan in a timely manner (or at all) and at the prices we have assumed; changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of this plan as well as other aspects of this plan; the impact of conditions in the financial and credit markets on the availability and cost of GECC's funding, and GECC's exposure to counterparties; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GECC's ability to pay dividends to GE at the planned level, which may be affected by GECC's cash flows and earnings, financial services regulation and oversight, and other factors; our ability to convert pre-order commitments/wins into orders; the price we realize on orders since commitments/wins are stated at list prices; customer actions or developments such as early aircraft retirements or reduced energy demand and other factors that may affect the level of demand and financial performance of the major industries and customers we serve; the effectiveness of our risk management framework;
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the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation; adverse market conditions, timing of and ability to obtain required bank regulatory approvals, or other factors relating to us or Synchrony Financial that could prevent us from completing the Synchrony Financial split-off as planned; our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions; our success in completing, including obtaining regulatory approvals for, announced transactions, such as the proposed transactions and alliances with Alstom, Appliances and Real Estate, and our ability to realize anticipated earnings and savings; our success in integrating acquired businesses and operating joint ventures; the impact of potential information technology or data security breaches; and the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014. These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Investor Contact:
Matt Cribbins, 203.373.2424
matthewg.cribbins@ge.com

Media Contact:
Seth Martin, 203.572.3567
seth.martin@ge.com

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